Exhibit 99.1

News Announcement	For Immediate Release

Nexstar Broadcasting Group Plans to Fund Redemption of

Nexstar Broadcasting’s 12% Senior Subordinated Notes Through

Note Offering and Bank Financing

Irving, TX – March 11, 2005 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that it intends to fund its previously announced redemption of all $160 million in aggregate principal amount of Nexstar Broadcasting, Inc.’s outstanding 12% Senior Subordinated Notes due April 1, 2008 through a combination of an offering of senior subordinated notes by Nexstar Broadcasting, Inc. and bank financing. Nexstar Broadcasting, Inc. is a subsidiary of Nexstar Broadcasting Group, Inc.

The senior subordinated notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Nexstar Broadcasting Group, Inc.

G. Robert Thompson, 972-373-8800

or

Jaffoni & Collins Incorporated

Stewart Lewack/Joseph Jaffoni, 212-835-8500

nxst@jcir.com

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